EXHIBIT 23.4

TBPE REGISTERED ENGINEERING FIRM F-1580	FAX (713) 651-0849
1100 LOUISIANA SUITE 4600HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

In connection with the Registration Statement on Form S-1 of PEDEVCO CORP., Registration No. 333-184346, as amended (the "Registration Statement"), we hereby consent to the references in the Registration Statement of our report entitled “PEDEVCO Corp. – Estimated Future Reserves and Income Attributable to Certain Leasehold Interests – SEC Parameters – As of December 31, 2012,” and to the inclusion of our report dated March 20, 2013  in the Registration Statement as an exhibit thereto. We also consent to all references to us that are contained in the Registration Statement (and any amendments thereto), including in the prospectus, under the heading "Experts."

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P. TBPE Firm Registration No. F-1580
Houston, Texas March 26, 2013